Exhibit 99.1

THE MARCUS CORPORATION RETURNS TO PROFITABLITY
IN THE THIRD QUARTER OF FISCAL 2021

The Company reports positive net earnings and Adjusted EBITDA for the quarter as both Marcus Theatres and Marcus Hotels & Resorts again significantly outperform their respective industries

Milwaukee, November 3, 2021 … The Marcus Corporation (NYSE: MCS) today reported results for the third quarter fiscal 2021 ended September 30, 2021.

“Our results for the third quarter affirm the recovery is accelerating in both our divisions,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “As the company returned to profitability in the quarter, we reported nearly $25 million in Adjusted EBITDA thanks to contributions from both businesses, which again significantly outperformed their respective industries. Our competitive differentiators are the driving force behind the strong pace of our recovery. The combination of our diversified business model, comparatively lower debt than our peers, and the fact that we own most of our underlying real estate provides value to our shareholders and has allowed us to successfully navigate the pandemic and return to profitability faster than anticipated.”

Third Quarter Fiscal 2021 Highlights

•	Total revenues for the third quarter of fiscal 2021 were $145,862,000 compared to total revenues of $33,591,000 for the third quarter of fiscal 2020.

•	Operating income was $6,273,000 for the third quarter of fiscal 2021, compared to operating loss of $47,987,000 for the prior year quarter.

•	Net income attributable to The Marcus Corporation was $1,759,000 for the third quarter of fiscal 2021, compared to net loss attributable to The Marcus Corporation of $39,440,000 for the same period in fiscal 2020.

•	Net earnings per diluted common share attributable to The Marcus Corporation was $0.06 for the third quarter of fiscal 2021, compared to net loss per diluted common share attributable to The Marcus Corporation of $1.30 for the third quarter of fiscal 2020.

•	Adjusted net earnings attributable to The Marcus Corporation was $275,000 for the third quarter of fiscal 2021, compared to Adjusted net loss attributable to The Marcus Corporation of $36,992,000 for the third quarter of fiscal 2020.

•	Adjusted net earnings per diluted common share attributable to The Marcus Corporation was $0.01 for the third quarter of fiscal 2021, compared to Adjusted net loss per diluted common share attributable to The Marcus Corporation of $1.22 for the prior year quarter.

•	Adjusted EBITDA was $24,515,000 for the third quarter of fiscal 2021, compared to a loss of $25,808,000 for the comparable prior year period.

•	Adjusted loss attributable to The Marcus Corporation, Adjusted loss per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company to eliminate the favorable impact of government grants received during the third quarter of fiscal 2021 and to eliminate the impact of a nonrecurring income tax adjustment and certain nonrecurring property closure expenses, reopening expenses and impairment charges during the third quarter of fiscal 2020.

First Three Quarters Fiscal 2021 Highlights

•	Total revenues for the first three quarters of fiscal 2021 were $289,196,000 compared to total revenues of $200,984,000 for the first three quarters of fiscal 2020.

•	Operating loss was $55,498,000 for the first three quarters of fiscal 2021, compared to operating loss of $123,249,000 for the first three quarters of fiscal 2020.

•	Net loss attributable to The Marcus Corporation was $49,737,000 for the first three quarters of fiscal 2021, compared to net loss attributable to The Marcus Corporation of $85,821,000 for the first three quarters of fiscal 2020.

•	Net loss per diluted common share attributable to The Marcus Corporation was $1.66 for the first three quarters of fiscal 2021, compared to net loss per diluted common share attributable to The Marcus Corporation of $2.84 for the first three quarters of fiscal 2020.

•	Adjusted net loss attributable to The Marcus Corporation was $49,403,000 for the first three quarters of fiscal 2021, compared to Adjusted net loss attributable to The Marcus Corporation of $88,688,000 for the first three quarters of fiscal 2020.

•	Adjusted net loss per diluted common share attributable to The Marcus Corporation was $1.64 for the first three quarters of fiscal 2021, compared to Adjusted net loss per diluted common share attributable to The Marcus Corporation of $2.93 for the first three quarters of fiscal 2020.

•	Adjusted EBITDA was $5,830,000 for the first three quarters of fiscal 2021, compared to a loss of $43,804,000 for the first three quarters of fiscal 2020.

•	Adjusted loss attributable to The Marcus Corporation, Adjusted loss per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company to eliminate the favorable impact of government grants received and the impact of impairment charges during the first three quarters of fiscal 2021, as well as the impact of a favorable income tax adjustment and certain nonrecurring property closure expenses, reopening expenses and impairment charges during the first three quarters of fiscal 2020.

Marcus Theatres®

Bolstered by increasing vaccination rates, improving consumer confidence and the release of a greater number of high-performing new films, the division’s operating loss improved significantly in the third quarter of fiscal 2021. For the first time since the pandemic began, Marcus Theatres returned to positive Adjusted EBITDA in the third quarter of fiscal 2021.

Comparing admission revenues to pre-pandemic fiscal 2019 results, Marcus Theatres significantly outperformed the industry by nearly 8 percentage points during the third quarter of fiscal 2021 and by 6 percentage points during the first three quarters of fiscal 2021, according to data received from Comscore. Based on this data, the company believes Marcus Theatres continues to be one of the top performing theatre circuits in the United States.

“We are optimistic about the continuing rebound in the movie theatre industry and at Marcus Theatres in particular,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres. “The film studios continued to release exciting new films during the quarter, driving significant improvement in attendance across our circuit. Our guests are continuing to enjoy the moviegoing experience as evidenced by strong concession revenues during both the quarter and first three quarters of fiscal 2021, which further contributed to our results. As more consumers return to seeing movies the way they are meant to be seen, we are encouraged by the growing number of studios who have publicly recognized the importance of the exclusive theatrical window to the success of their films.”

The highest grossing films in the fiscal 2021 third quarter included “Black Widow,” “Shang-Chi and the Legend of the Ten Rings,” “Jungle Cruise,” “Free Guy,” and “Space Jam: A New Legacy.” Momentum continued into October, as the division experienced its best month at the box office in the COVID era, with films such as “Venom: Let There Be Carnage,” “The Addams Family 2,” “No Time to Die,” “Halloween Kills,” and “Dune” contributing to early fourth quarter results. Highly anticipated new films scheduled for release in the remainder of the fourth quarter of fiscal 2021 include “Eternals,” “Ghostbusters: Afterlife,” “King Richard,” “Encanto,” “West Side Story,” “Spider-Man: No Way Home,” “Sing 2,” “The Kings Man,” and “The Matrix Resurrections.” Looking ahead to 2022, the film slate is expected to remain very strong, including a long list of familiar titles and franchises.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts again experienced strong operating performance in the third quarter of fiscal 2021, with all eight company-owned hotels and resorts contributing to our significantly improved results. RevPAR increased at all company-owned properties during the third quarter of fiscal 2021 compared to the same period in the year prior. For the second straight quarter, Marcus Hotels & Resorts reported positive Adjusted EBITDA.

Comparing RevPAR to pre-pandemic fiscal 2019 results, Marcus Hotels & Resorts continued to significantly outperform the industry by approximately 14 and 11 percentage points for the third quarter of fiscal 2021 and first three quarters of fiscal 2021, respectively. The division also outperformed its competitive sets during the third quarter and first three quarters by approximately 7 and 8 percentage points, respectively.

“Our operating results significantly exceeded expectations during the quarter,” said Michael Evans, president of Marcus Hotels & Resorts. “While we are not yet back to 2019 levels, total revenues for the third quarter of fiscal 2021 were approximately 88 percent of what was reported in the third quarter of fiscal 2019, a sign that the rebound is making considerable progress. The drive-to-leisure consumer continues to push the most demand at all our company-owned properties during the quarter. In particular, the return of special events such Milwaukee’s Summerfest, Major League Baseball, the Milwaukee Bucks championship run, and the Ryder Cup served as significant demand and pricing drivers during the quarter. Average daily rate during the quarter exceeded pre-pandemic levels from the third quarter of fiscal 2019 by approximately 10 percent and several of our properties experienced multiple periods where they were at or near sellout capacity during the quarter. As we head into the traditionally slower winter months, we are optimistic that business travel will continue to gradually return as more people become vaccinated and remaining business travel restrictions ease.”

Group booking pace for fiscal 2022, while still behind the pre-pandemic pace, has meaningfully improved from earlier in the year. Increased booking activity has extended into the fourth quarter of fiscal 2021. Banquet and catering booking pace, while also behind pre-pandemic levels, continues to benefit from increases in wedding bookings.

Marcus Hotels & Resorts assumed management of the Hyatt Regency Coralville Hotel & Conference Center effective August 18, 2021. Located just three miles from the University of Iowa, the property boasts one of the area’s most desired locations for travelers as well as large scale meetings, events, exhibitions and more. The property will undergo a phased renovation focused on its restaurant and all hotel rooms. As a recognized leader in property management, Marcus Hotels & Resorts will continue to seek opportunities to strategically grow its portfolio.

Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong, with $197 million in cash and revolving credit availability at the end of the fiscal 2021 third quarter. As previously announced, on July 13, 2021, the company amended its revolving credit agreement and made an early payment on its term loan facility, reducing the balance of the facility to $50 million and extending the term loan facility’s maturity date to September 2022.

“As has been the case throughout our 86-year history, our strong liquidity and low debt has positioned us well during various economic cycles,” said Douglas Neis, executive vice president and chief financial officer of The Marcus Corporation. “Moreover, our significant real estate portfolio keeps our exposure to fixed monthly lease payments low, thereby accelerating our return to profitability, and serves as meaningful underlying credit support for our balance sheet. As a result, we have greater flexibility to continue navigating the impacts of the global pandemic while seeking strategic growth opportunities when appropriate that others may not.”

In the third quarter of fiscal 2021 the company realized additional proceeds from the sale of non-core real estate assets and increased the number of additional non-core assets under either letter of intent or contract to sell. The company also anticipates the receipt of expected income tax refunds in the fourth quarter of fiscal 2021.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Wednesday, November 3, 2021 at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 6594275. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Wednesday, November 10, 2021, by dialing 1-855-859-2056 and entering passcode 6594275. The webcast will be archived on the company’s website until its next earnings release.

Non-GAAP Financial Measures

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The company defines Adjusted net earnings (loss) attributable to The Marcus Corporation as net earnings (loss) attributable to The Marcus Corporation adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance and the tax effect related to those items. The company defines Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation as Adjusted net earnings (loss) attributable to The Marcus Corporation divided by diluted weighted average shares outstanding. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the attached tables.

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are key measures used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the company’s core operating performance and facilitate a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate industry competitors.

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are non-GAAP measures of the company’s financial performance and should not be considered as alternatives to net earnings (loss) or diluted earnings (loss) per share as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net earnings (loss) attributable to The Marcus Corporation and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net earnings (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA differ among companies in our industries, and therefore Adjusted net earnings (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,064 screens at 85 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related government restrictions and social distancing requirements and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the production of new movie content temporarily ceased and release dates for motion pictures have been postponed), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects of adverse economic conditions, including but not limited to, those caused by the COVID-19 pandemic, on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets once hotels and resorts have more fully reopened; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (11) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (12) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); and (13) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including developments related to the COVID-19 pandemic, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Form 10-Q and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION

Consolidated Statements of Earnings (Loss)

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2021	2020	2021	2020
Revenues:
Theatre admissions	$38,250	$3,118	$73,850	$58,667
Rooms	30,917	9,772	57,293	27,618
Theatre concessions	35,952	3,243	68,932	50,277
Food and beverage	16,731	5,420	32,234	19,620
Other revenues	19,128	8,813	45,253	30,886
	140,978	30,366	277,562	187,068
Cost reimbursements	4,884	3,225	11,634	13,916
Total revenues	145,862	33,591	289,196	200,984

Costs and expenses:
Theatre operations	40,513	14,150	87,660	76,806
Rooms	9,682	4,611	22,019	16,132
Theatre concessions	15,094	2,592	29,627	25,634
Food and beverage	12,344	5,109	25,520	20,725
Advertising and marketing	4,827	1,981	11,195	8,446
Administrative	16,536	11,645	45,815	40,555
Depreciation and amortization	17,730	18,690	54,203	56,568
Rent	6,544	6,594	19,229	19,876
Property taxes	4,935	5,950	14,142	18,004
Other operating expenses	6,500	6,266	19,918	18,094
Impairment charges	-	765	3,732	9,477
Reimbursed costs	4,884	3,225	11,634	13,916
Total costs and expenses	139,589	81,578	344,694	324,233

Operating income (loss)	6,273	(47,987)	(55,498)	(123,249)

Other income (expense):
Investment income (loss)	(7)	66	153	207
Interest expense	(4,600)	(4,132)	(14,350)	(10,177)
Other expense	(625)	(590)	(1,881)	(1,771)
Gain (loss) on disposition of property, equipment and other assets	868	(251)	2,908	(299)
Equity losses from unconsolidated joint ventures	-	(1,054)	-	(1,539)
	(4,364)	(5,961)	(13,170)	(13,579)

Earnings (loss) before income taxes	1,909	(53,948)	(68,668)	(136,828)
Income tax expense (benefit)	150	(14,508)	(18,931)	(50,984)
Net earnings (loss) attributable to The Marcus Corporation	1,759	(39,440)	(49,737)	(85,844)
Net loss attributable to noncontrolling interests	-	-	-	(23)
Net earnings (loss) attributable to The Marcus Corporation	$1,759	$(39,440)	$(49,737)	$(85,821)

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$0.06	$(1.30)	$(1.66)	$(2.84)

Weighted average shares outstanding - diluted	31,469	31,064	31,340	31,033

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2021	2020

Assets:

Cash and cash equivalents	$8,629	$6,745
Restricted cash	6,346	7,343
Accounts receivable	18,808	6,359
Government grants receivable	-	4,913
Refundable income taxes	23,051	27,934
Assets held for sale	12,773	4,117
Other current assets	14,360	10,406
Property and equipment, net	787,267	848,328
Operating lease right-of-use assets	220,556	229,660
Other assets	97,256	108,373

Total Assets	$1,189,046	$1,254,178

Liabilities and Shareholders' Equity:

Accounts payable	$21,141	$13,158
Taxes other than income taxes	17,277	18,308
Other current liabilities	68,650	65,787
Short-term borrowings	49,796	87,194
Current portion of finance lease obligations	2,666	2,783
Current portion of operating lease obligations	17,010	19,614
Current maturities of long-term debt	11,712	10,548
Finance lease obligations	17,796	19,744
Operating lease obligations	220,075	230,550
Long-term debt	236,611	193,036
Deferred income taxes	22,061	33,429
Other long-term obligations	61,945	61,304
Equity	442,306	498,723

Total Liabilities and Shareholders' Equity	$1,189,046	$1,254,178

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended September 30, 2021
Revenues	$79,996	$65,803	$63	$145,862
Operating income (loss)	(2,604)	13,458	(4,581)	6,273
Depreciation and amortization	12,636	5,018	76	17,730

13 Weeks Ended September 24, 2020
Revenues	$7,354	$26,178	$59	$33,591
Operating loss	(37,174)	(6,925)	(3,888)	(47,987)
Depreciation and amortization	13,353	5,210	127	18,690

39 Weeks Ended September 30, 2021
Revenues	$154,859	$134,079	$258	$289,196
Operating income (loss)	(46,458)	5,511	(14,551)	(55,498)
Depreciation and amortization	38,807	15,192	204	54,203

39 Weeks Ended September 24, 2020
Revenues	$118,414	$82,253	$317	$200,984
Operating loss	(78,788)	(32,459)	(12,002)	(123,249)
Depreciation and amortization	40,245	15,955	368	56,568

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

Supplemental Data

(Unaudited)

(In thousands)

	13 Weeks Ended		39 Weeks Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
Consolidated	2021	2020	2021	2020
Net cash flow provided by (used in) operating activities	$11,738	$(25,633)	$2,057	$(80,649)
Net cash flow provided by (used in) investing activities	12,993	(2,570)	9,248	(11,709)
Net cash flow provided by (used in) financing activities	(24,886)	(43,025)	(10,418)	83,493
Capital expenditures	(2,926)	(2,802)	(9,121)	(18,687)

THE MARCUS CORPORATION

Reconciliation of Adjusted net earnings (loss) and Adjusted net earnings (loss) per diluted common share

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2021	2020	2021	2020
Net earnings (loss) attributable to The Marcus Corporation	$1,759	$(39,440)	$(49,737)	$(85,821)
Add (deduct):
Adjustment to income taxes (a)		168		(17,420)
Property closure/reopening expenses - theatres (b)	-	1,173	-	4,630
Property closure/reopening expenses - hotels (c)	-	443	-	5,484
Impairment charges (d)	-	765	3,732	9,477
Joint venture impairment charge (e)		811		811
Government grants (f)	(2,009)	-	(3,280)	-
Tax impact of adjustments to net earnings (g)	525	(912)	(118)	(5,849)
Adjusted net earnings (loss) attributable to The Marcus Corporation	$275	$(36,992)	$(49,403)	$(88,688)

Weighted average shares outstanding - diluted	31,469	31,064	31,340	31,033

Net earnings (loss) per diluted common share attributable to The Marcus Corporation	$0.06	$(1.30)	$(1.66)	$(2.84)
Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation	$0.01	$(1.22)	$(1.64)	$(2.93)

(a)	Reflects a nonrecurring adjustment to income taxes related to several accounting method changes and the impact of the CARES Act, which allows net operating loss carrybacks to a higher federal income tax rate year.
(b)	Reflects nonrecurring costs related to the required closure of all of the company's movie theatres due to the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening theatres.
(c)	Reflects nonrecurring costs related to the closure of the company's hotels and resorts due to reduced occupancy as a result of the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening hotels.
(d)	Impairment charges related to surplus theatre real estate for the fiscal 2021 periods and intangible assets (trade name) and several theatre locations for the fiscal 2020 periods.
(e)	Impairment charge related to an investment in a joint venture
(f)	Reflects nonrecurring state government grants awarded to our theatres and hotels for COVID-19 relief.
(g)	Represents the tax effect related to adjustments (b), (c), (d), (e) and (f) to net earnings (loss), calculated using a statutory tax rate of 26.1% for the fiscal 2021 periods and 28.7% for the fiscal 2020 periods.

THE MARCUS CORPORATION

Reconciliation of Net earnings (loss) to Adjusted EBITDA

(Unaudited)

(In thousands)

	13 Weeks Ended		39 Weeks Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2021	2020	2021	2020
Net earnings (loss) attributable to The Marcus Corporation	$1,759	$(39,440)	$(49,737)	$(85,821)
Add (deduct):
Investment income	7	(66)	(153)	(207)
Interest expense	4,600	4,132	14,350	10,177
Other expense	625	590	1,881	1,771
(Gain) loss on disposition of property, equipment and other assets	(868)	251	(2,908)	299
Equity losses from unconsolidated joint ventures	-	1,054	-	1,539
Net loss attributable to noncontrolling interests	-	0	0	(23)
Income tax expense (benefit)	150	(14,508)	(18,931)	(50,984)
Depreciation and amortization	17,730	18,690	54,203	56,568
Share-based compensation expenses (a)	2,521	1,108	6,673	3,286
Property closure/reopening expenses - theatres (b)	-	1,173	-	4,630
Property closure/reopening expenses - hotels (c)	-	443	-	5,484
Impairment charges (d)	-	765	3,732	9,477
Government grants (e)	(2,009)	-	(3,280)	-
Adjusted EBITDA	$24,515	$(25,808)	$5,830	$(43,804)

(a)	Non-cash charges related to share-based compensation programs.
(b)	Reflects nonrecurring costs (primarily payroll) related to the required closure of all of the company's movie theatres due to the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening theatres.
(c)	Reflects nonrecurring costs related to the closure of the company's hotels and resorts due to reduced occupancy as a result of the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening hotels.
(d)	Impairment charges related to surplus theatre real estate for the fiscal 2021 periods and intangible assets (trade name) and several theatre locations for the fiscal 2020 periods.
(e)	Reflects nonrecurring state government grants awarded to our theatres and hotels for COVID-19 relief.